PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ISSUES $175 MILLION
IN SEVEN-YEAR AND TEN-YEAR FIXED RATE SENIOR NOTES

St. Louis, MO, December 22, 2005….Ralcorp Holdings, Inc. (NYSE:RAH) today announced the completion of a $175 million private placement of Fixed Rate Senior Notes in two tranches on December 21, 2005. The first consists of $100 million of 5.57 percent notes due in 2015. The second consists of $75 million of 5.43 percent notes with maturity in 2012. SPP Capital Partners, LLC and U.S. Bank N.A. led the transaction as advisors, placing the notes with insurance and investment companies.

Immediately thereafter, Ralcorp amended all of its private placement notes to allow, among other things, the Company’s total indebtedness to increase to four times EBITDA for up to twelve consecutive months.

Commenting on the announcement, Ralcorp’s Corporate Vice President and Treasurer, Scott Monette, said, “The fixed rate private placement issuance and the amendment of all of Ralcorp’s private placement notes provide a cost-efficient vehicle for extending the maturity of our debt.”

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Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; snack mixes and corn-based snacks; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.